                              EMPLOYMENT AGREEMENT

    THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into as of the 10th day of October, 1995 by and between Indiana United Bancorp, an Indiana corporation (together with its successors and assigns permitted under this Agreement, the "Company") and Michael K. Bauer (the "Executive"). Regional Federal Savings Bank (the "Bank"), a wholly owned subsidiary of the Company, joins in this Agreement for the purposes expressed herein.

RECITALS:

A. Executive has made and is expected to continue to make substantial contributions in maintaining high quality assets, enhancing customer service, improving productivity and/or operating efficiency, generating loan and deposit growth, and/or other contributions favorably impacting the financial performance of the Company. Executive's contributions have occurred while serving as Bank's Chief Executive Officer.

B. The Company believes the continued services of Executive to be in the best interests of the Company, its shareholders and the Bank, and desires to enter into this Agreement to assure for a certain minimum period the continued services of Executive free of the distractions of an actual or potential Change of Control.

C. The Bank desires to join in this Agreement to evidence its consent to the provisions herein and its willingness to perform in accordance with all such provisions as they relate to the Bank.

D. Executive desires to enter into this Agreement to assure a fair and reasonable transition period for Change of Control principals to evaluate Executive's past performance and to determine how to best maximize his future value to Company or Bank, subject to the terms and provisions of this Agreement.

E. The parties intend certain capitalized terms not otherwise defined to have the meanings assigned to them in Section 26 of this Agreement.

AGREEMENT:

    NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable considerations, the receipt of which is mutually acknowledged, the Company, the Bank and the Executive (individually, a "Party" and collectively, the "Parties") agree as follows:

1. AT-WILL EMPLOYMENT. The Company, the Bank and the Executive mutually acknowledge and agree that Executive is employed as an at-will employee and, notwithstanding contrary provisions of this Agreement, is entitled only to the rights afforded all at-will employees in the state of Indiana, together with all rights afforded under federal discrimination laws. Executive expressly acknowledges that the obligations and responsibilities of Company created by this Agreement shall be applicable only in the event of a Change of Control.

2. TERM OF THIS AGREEMENT. This Agreement shall be effective upon its execution by the Parties and shall expire on September 30, 1998.

    a) TERMINATION OF AGREEMENT BY EXECUTIVE: This Agreement may be terminated at any time by Executive upon six months written notice to Bank.

    b) EFFECT OF TERMINATION: A notice of termination by Executive shall immediately and unconditionally release all other Parties from any obligation specifically created by this Agreement.

    c) TERMINATION BY MUTUAL CONSENT: All Parties may agree by mutual written consent to terminate or modify this Agreement at any time, with or without consideration.

3.  POSITION, DUTIES AND RESPONSIBILITIES DURING THE TERM OF THIS AGREEMENT.

    a) Executive shall be employed by Bank as its Chief Executive Officer, (or in a position of similar scope, responsibility and authority), and shall serve as a member of the Bank's board of directors

       (the "Bank Board"). The Executive, in carrying out his duties under this Agreement, shall report to the Bank Board.

    b) Executive shall engage in charitable activities and community affairs, provided that such activities are likely to enhance the image of Bank and do not materially interfere with the proper performance of his duties and responsibilities as Chief Executive Officer (or any other position similar in scope, responsibility and authority).

4. BASE SALARY. The Executive shall be paid an annualized Base Salary of $120,000.00, payable in accordance with the regular payroll practices of Bank. The Base Salary shall be reviewed no less frequently than annually for increase in the discretion of the Bank Board. Future references to base salary shall include any and all increases that may result from such annual reviews.

5. BONUS AWARDS. The Executive may receive such bonus payments for services performed under this Agreement as the Bank Board may award Executive from time to time. Such bonus payments may be in addition to, in lieu of or in combination with any increase in the Base Salary under Section 4. The amount of bonus payments for any year within the term of this Agreement shall be within the discretion of the Bank Board, but in no event less than a formula percentage applicable to other executives and employees.

6. EMPLOYEE BENEFIT PROGRAMS. During the term of this Agreement, Executive shall be entitled to participate in all employee pension and welfare benefit plans and programs made available by Company and/or Bank to Bank(1)s senior level executives or employees generally, as such plans or programs may be in effect from time to time, including without limitations, Employee Performance Incentive Compensation Plan or other pension, profit-sharing plans and retirement plans, medical, dental, hospitalization, short-term and long-term disability and life insurance plans, and any other employee welfare benefit plans or programs that may be sponsored by Company and/or Bank for Bank senior level executives or employees generally from time to time, including any plans that supplement the above-listed types of plans or programs, whether funded or unfunded.

7. REIMBURSEMENT OF BUSINESS AND OTHER EXPENSES. The Executive is authorized to incur reasonable expenses in carrying out his duties and responsibilities under this Agreement and Bank shall promptly reimburse him for all business expenses incurred in connection with carrying out the business of Bank, subject to documentation in accordance with the Bank's policy.

8. TERMINATION OF EMPLOYMENT. During the term of this agreement, the termination of Executive shall be processed as follows:

    a)  TERMINATION FOR CAUSE.

         i) A termination for Cause shall not take effect unless Executive shall be given written notice by the Bank Board of his termination for Cause, such notice to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Cause is based.

         ii) In the event Executive's employment is terminated for Cause, he shall be entitled to:

           A) the Base Salary through the date of the termination of his employment for Cause;

           B) any bonus awarded or earned, but not yet paid to Executive under
               Section 5 for the year ending prior to the termination of Executive's employment;

           C) any amounts earned, accrued or owing but not yet paid under Sections 6 or 7 of this Agreement; and

           D) other or additional benefits in accordance with applicable plans or programs of Company and/or Bank.

        iii) Anything herein to the contrary notwithstanding, if following a termination of Executive's employment for Cause as defined in
             Section 26(d)(i) such conviction is overturned in a final determination on appeal, Executive shall be entitled to the payments and the economic equivalent of the benefits Executive would have received under the provisions of the Agreement if his employment had been terminated by Company without Cause.

    b) TERMINATION WITHOUT CAUSE OR CONSTRUCTIVE TERMINATION WITHOUT CAUSE. If, subsequent to the occurrence of:

           Y) any public announcement by another entity of its intention to engage in any activity which, if successful, would lead to a Change of Control of Company or Bank; or

           Z) the signing of any agreement by Company or Bank incidental to any proposed transaction which, upon completion, would result in a Change of Control of Company or Bank,

       the Executive(1)s employment is terminated without Cause, other than due to Disability or Death, or in the event there is a Constructive Termination Without Cause, Executive shall be entitled to:

         i) the Base Salary (or in the event a reduction in Base Salary is the basis for a Constructive Termination Without Cause, then the Base Salary in effect immediately prior to such reduction) to the date of termination of Executive's employment; plus

           A) continuation of the Base Salary (or in the event a reduction in Base Salary is the basis for a Constructive Termination Without Cause, then the Base Salary in effect immediately prior to such reduction) through the expiration of this Agreement; or

           B) in the event employment is terminated prior to September 30, 1998, continuation of the Base Salary for a period of twelve months;

         ii) any bonus awarded or earned, but not yet paid, to Executive under
             Section 5 of this Agreement for the year ending prior to the date of termination of Executive's employment;

        iii) payment for any accrued but unused vacation pay;

        iv) any amounts earned, accrued or owing but not yet paid under Sections 6 or 7 of this Agreement;

         v) continued participation in all medical, dental, hospitalization and life insurance coverage and in other employee benefit plans in which he was participating on the date of the termination of his employment until the earlier of:

           A) the end of the period for which he is receiving salary continuation payments; or

           B) the date, or dates, he becomes eligible to participate in the benefit plans and programs of a subsequent employer (such coverages and benefits to be determined on a coverage-by-coverage, or benefit-by-benefit, basis);

           PROVIDED, that (x) if Executive is precluded from continuing his participation in any employee benefit plan or program as provided in this clause (v) of this Section 8(b), he shall be provided with the after-tax economic equivalent of the benefits provided under the plan or program in which he is unable to participate for the period specified in this clause (vi) of this Section 8(b), (y) the economic equivalent of any benefit foregone shall be deemed to be the lowest cost that would be incurred by Executive in obtaining such benefit himself on an individual basis, and (z) payment of such after-tax economic equivalent shall be made quarterly in advance; and

        vi) other or additional benefits in accordance with applicable plans of Company and/or Bank.

    c) TERMINATION DUE TO DISABILITY. In the event Executive(1)s employment is terminated due to his Disability, he shall be entitled to receive all benefits provided under Section 8 (b) of this Agreement, or the benefits under the then current Company, or Bank, Disability Benefit Plan, whichever provides the greatest economic benefit to Executive.

    d) TERMINATION DUE TO DEATH. In the event Executive's employment is terminated due to his Death, his estate or his beneficiaries, as the case may be, shall be entitled to:

         i) Base Salary through the date of Death and for an additional period of ninety (90) days following the date of Death:

         ii) any bonus awarded or earned, but not yet paid, to Executive under
             Section 5 for the year ending prior to the date of termination of Executive's employment;

        iii) payment for any accrued but unused vacation pay; and

        iv) any amounts earned, accrued or owing, but not yet paid under Sections 6 or 7 of this Agreement.

    e) VOLUNTARY TERMINATION. If, during the term of this agreement, Executive terminates his employment on his own initiative, other than a termination due to Death or Disability or a Constructive Termination Without Cause, Executive shall have the same entitlements as provided in Section 8(a)(ii) for a termination for Cause. A voluntary termination under this
       Section 8(e) shall be effective upon six months written notice to Company and shall not be deemed a breach of this Agreement. If Executive fails to provide such notice, he shall forfeit any and all claims to any bonus, incentive compensation or other financial benefit that otherwise may have been payable during or at the expiration of the six month period.

    f) NATURE OF PAYMENTS. Any amounts due under this Section 8 are in the nature of severance payments considered to be reasonable by all Parties and are not in the nature of a penalty, and shall be paid under the normal pay practices of the Bank until expired.

9. COMPETING WITH COMPANY OR BANK. Executive acknowledges his familiarity and understanding of the Company's Statement of Policy Concerning Code of Conduct with Respect to Confidentiality, Inside Information and Conflicts of Interest and, in conformance with such policy, agrees to the following:

    a) CONFIDENTIALITY. Executive agrees that all contracts, prices, business practices, secrets, existing or prospective customer lists or files, advertising strategies, employee records, payroll, benefit and other compensation data, or any proprietary information or knowledge which Executive has or will acquire while in the employ of Company or Bank with respect to the business of Company or Bank is strictly confidential and may not be disclosed, used or exploited by Executive for his personal benefit or for the benefit of any other person, firm or corporation during his employment by Company or Bank or subsequent thereto, without limitation as to time. Executive agrees not to disclose any such information except as required by government process or court of competent jurisdiction.

    b) EMPLOYEE AND CUSTOMER RELATIONSHIPS. During the term of this Agreement and for an additional period equal to the number of months, if any, Executive is entitled to payment under Section 8 of this Agreement, or twelve months, whichever shall last occur, Executive shall not:

         i) advise, suggest, encourage, solicit, or otherwise attempt to induce any employee of Company or Bank to terminate his or her employment relationship with Company or Bank; nor

         ii) directly or indirectly solicit, contact or communicate with any customers or clients of Company or Bank with respect to providing such customers or clients any of the products or services (the "Business") offered by Bank, nor

        iii) directly or indirectly, for himself or on behalf of any other person, firm or corporation, otherwise attempt to divert, influence or take away any of Bank's customers or in any way cause Bank's customers to discontinue or decrease the scope of Business they conduct with Bank;

    c) DIRECT BUSINESS COMPETITORS. In further consideration of the payments and benefits provided under this Agreement, during the term of this Agreement and for an additional period equal to the number of months remaining, if any, Executive is entitled to payment under Section 8 of this Agreement, or twelve months, whichever shall last occur, Executive shall not be employed directly or indirectly by, or act as a consultant to, any person or entity that is or is about to be engaged in any business located in Clark or Floyd Counties, Indiana, or any Indiana counties contiguous thereto, that is or is about to be engaged (i) in the solicitation or acceptance of deposits; (ii) the solicitation or making of loans; (iii) the provision of financial advisory services, or (iv) any other activities that now or hereafter during the period covered by this Agreement are permitted to be conducted by commercial banks, savings associations, mortgage loan companies, consumer finance companies, credit unions, bank holding companies or savings and loan holding companies.

10. MITIGATION AND OFFSET.  In the event of any termination of employment under
    Section 8(b) of this Agreement, Executive shall be under no obligation to seek other employment and there shall be no offset against amounts due Executive under this Agreement on account of any remuneration attributable to any subsequent employment that he may obtain, provided such subsequent employment or other action of Executive does not violate any provision of
    Section 9 of this Agreement. With respect to a violation of any provision of
    Section 9 by Executive, amounts payable to Executive as provided under
    Section 8(b) shall immediately cease without prejudice to any other rights or causes of action that the Company or Bank may have as a result of a violation of any provision of Section 9 of this Agreement.

11. EFFECT OF AGREEMENT ON OTHER BENEFITS. Except as specifically provided in this Agreement, the existence of this Agreement shall not prohibit or restrict Executive(1)s entitlement to full participation in employee benefit and other plans in which other officers of Bank are customarily eligible to participate.

12. ASSIGNABILITY; BINDING NATURE. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs (in the case of Executive) and assigns. No rights or obligations of Company or Bank under this Agreement may be assigned or transferred by Company or Bank except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which Company or Bank is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of Company or Bank, provided that the assignee or transferee is the successor to all or substantially all of the assets of Company or Bank, and such assignee or transferee assumes the liabilities, obligations and duties of Company and Bank, as contained in this Agreement, either contractually or as a matter of law. The Company and Bank further agree that, in the event of a sale of assets or liquidation as described in the preceding sentence, each shall take whatever action it legally can to cause such assignee or transferee to expressly assume the liabilities, obligations and duties of Company and Bank hereunder. No rights or obligations of Executive under this Agreement may be assigned or transferred by Executive other than his rights to compensation and benefits, which may be transferred only by will or operation of law, except as provided in Section 18.

13. REPRESENTATION. The Company represents and warrants that Company and Bank are each fully authorized and empowered to enter into this Agreement and that the performance of obligations under this Agreement will not violate any agreement between either of them and any other person, firm or organization.

14. ENTIRE AGREEMENT. This Agreement contains the entire understanding and agreement between the Parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the Parties with respect thereto.

15. AMENDMENT OR WAIVER. No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by Executive and an authorized officer of Company and Bank. No waiver by any Party or any breach by another Party of any condition or provision contained in this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by the Executive or an authorized officer of Company or Bank, as the case may be.

16 SEVERABILITY. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

17. SURVIVORSHIP. The respective rights and obligations of the Parties hereunder shall survive any termination of Executive's employment to the extent necessary to the preservation of such intended rights and obligations.

18. BENEFICIARIES/REFERENCES. The Executive shall be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive(1)s death by giving Company written notice thereof. In the event of Executive(1)s death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

19. GOVERNING LAW/JURISDICTION. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Indiana without reference to principles of conflict of laws.

20. RESOLUTION OF DISPUTES. Any disputes arising under or in connection with this Agreement shall be resolved by binding arbitration, to be held in accordance with the rules and procedures of the American Arbitration Association. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Attorney(1)s fees shall be borne by the respective parties. All other expenses of the arbitration or litigation, up to $10,000 shall be borne equally by Executive and Company. Arbitration expenses exceeding $10,000 shall be borne by Company. However, if the arbitrator(s) determine that the claims or defenses of Executive were meritorious and rules in favor of Executive, Company shall reimburse or pay all reasonable expenses incurred by Executive relative to such claims including reasonable attorney fees.

21. NOTICES. Any notice given to a Party shall be in writing and shall be deemed to have been given when delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the Party concerned at the address indicated below or to such changed address as such Party may subsequently give such notice of:

   If to Company or Bank:                      Robert E. Hoptry
                                               Chairman and President
                                               Indiana United Bancorp
                                               P.O. Box 87
                                               Greensburg, IN 47240

    (with a copy to:)                          David W. Harper, Esq.
                                               2450 Meidinger Tower
                                               Louisville, KY 40202

    If to Executive:                           Michael K. Bauer
                                               1908 Plum Hill Ct.
                                               Floyds Knobs, IN 47119

22. HEADINGS. The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

23. REMEDY FOR BREACH. Executive expressly recognizes that any breach of the provisions of Section 9 of this Agreement by him is likely to result in irreparable injury to the Company and/or the Bank and agrees that the Company and/or the Bank shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction, either at law or in equity, to obtain damages for any breach of this Agreement, or to enforce the specific performance of Section 9 of this Agreement by Executive, or to enjoin Executive from activities in violation of Section 9 of this Agreement.

24. COUNTERPARTS.  This Agreement may be executed in two or more counterparts.

25. BANK AS PARTY. The Bank joins this Agreement for the purpose of agreeing to pay or perform those obligations to Executive under this Agreement where performance by Bank is contemplated or appropriate, including, without limitation, the obligations to Executive set forth in Sections 1, 2, 3, 4, 5, 6, 7, 8, 11 and 12. The Company, as the sole shareholder of Bank, shall take all action that may be necessary or appropriate to cause Bank (including the Bank Board) to pay or perform all such obligations to Executive under this Agreement. Should Bank, for whatever reason, fail or be unable to pay or perform any obligation to Executive under this Agreement (including, without limitation, any failure or inability to pay or perform arising from any law, regulation, judicial decision or any order, letter or directive from any bank regulatory agency), Company shall pay or perform all such obligations to Executive under this Agreement as direct obligations of Company.

26. DEFINITIONS.

    a) "Affiliate" of a person or other entity shall mean a person or other entity that directly or indirectly controls, is controlled by or is under common control with the person or other entity specified.

    b)  "Bank Board" shall mean the Board of Directors of Bank.

    c) "Base Salary" shall mean the salary provided for in Section 4 or any increased salary granted to Executive pursuant to Section 4.

    d)  "Termination for Cause" shall mean Executive:

         i) is convicted in a criminal proceeding (other than a minor traffic violation), or plea bargains to a lesser offense; or

         ii) is guilty of willful gross neglect or willful gross misconduct in carrying out his duties under this Agreement, resulting, in either case, in material economic or reputational harm to Bank or Company; or

        iii) is in possession of illegal substances or an unauthorized firearm on Company property; or

        iv) reports or returns to work under the influence of illegal substances or alcohol.

    e) "Change of Control" shall mean the occurrence of any one of the following events:

         i) any "person", as such term is used in Section 3(a)(9) and 13(d) of the Securities Exchange Act of 1934, other than William G. Barron, or any "group" as such term is used in Section 13(d) of that act, other than any "group" comprised of any two or more of Company's shareholders of record on the date of this Agreement, becomes a "beneficial owner" as such term is used in Rule 13d-3 promulgated under that act, of 20% or more of the Voting Stock of Company or Bank;

         ii) the majority of Company Board consists of individuals other than incumbent directors, which term means the members of Company Board on the date of this Agreement; provided that any person becoming a director on or subsequent to such date whose election or nomination for election was supported by two-thirds of the directors who then comprise the incumbent directors shall be considered to be an incumbent director;

        iii) Company or Bank adopts any plan of liquidation providing for the distribution of all or substantially all of its assets;

        iv) all or substantially all of the assets or business of Company or Bank is disposed of pursuant to a merger, consolidation or other transaction in which the shareholders of Company or Bank, as the case may be, immediately subsequent to such merger, consolidation or other transaction, do not continue to beneficially own, directly or indirectly, at least 51% of the Voting Stock or other ownership interests of the entity or entities, if any, that succeed to the business of Company or Bank.

    f)  "Company Board" shall mean the Board of Directors of Company.

    g) "Constructive Termination Without Cause" shall mean a termination of Executive's employment at his initiative as provided in Section 8(b) following the occurrence, without Executive's prior written consent, of one or more of the following events (except in consequence of a prior termination):

         i) a reduction in Executive(1)s Base Salary or the termination or material reduction of any employee benefit or perquisite enjoyed by him other than as part of an across-the-board reduction applicable to all officers of Bank;

         ii) the failure to appoint, reappoint, elect or re-elect Executive as Chief Executive Officer of the Bank (or any other position similar in scope, responsibility and authority) or removal of him from any such position;

        iii) a material diminution in Executive's scope of responsibilities or the assignment to Executive of additional responsibilities which materially impair Executive's ability to effectively execute duties customarily assigned to positions similar in scope, authority and responsibility;

        iv) the relocation of Bank(1)s principal office to a location outside of Indiana, or the relocation of Executive's own office location as assigned to him by Bank to any location that is not within that area of Bank's principal office in which the executive officers of Bank next most senior to Executive generally have offices;

         v) the failure of Company or Bank to pay the expenses associated with any relocation of Executive in accordance with the normal expense policy then in effect, but in no event less than:

           A) reimbursement for up to three (3) visits to city in which Executive is to be relocated for the purpose of exploring residential market opportunities;

           B) reimbursement of customary realtor/broker commissions actually incurred in the sale of residence being vacated;

           C) temporary living allowance of $1,000 per month for up to three (3) months;

           D) payment of all customary charges actually incurred in employing a professional moving company for packing, loading, transporting, unloading, unpacking and insuring personal and household belongings of Executive, and;

           E) providing a real estate mortgage on residence in relocated area at an interest rate no less favorable than existing mortgage on vacated residence.

        vi) the failure of Company and Bank to obtain the assumption in writing of their obligations to perform this Agreement by any successor to all or substantially all of the assets of Company or Bank within 60 days after a merger, consolidation, sale or similar transaction.

    h) "Disability" shall mean Executive's inability to substantially perform his duties and responsibilities under this Agreement for a period of 180 consecutive days.

    i)  "Stock" shall mean the Common Stock of Company.

    j) "Subsidiary" of Company or Bank shall mean any corporation of which Company or Bank owns, directly or indirectly, more than 50% of the Voting Stock.

    k) "Voting Stock" shall mean capital stock of any class or classes having general voting power under ordinary circumstances, in the absence of contingencies, to elect the directors of a corporation.

    IN WITNESS WHEREOF, the undersigned have executed this Agreement on October 6, 1997 as of October 10, 1995.

                                By:             /s/ MICHAEL K. BAUER
                                     -----------------------------------------
                                           Michael K. Bauer  (EXECUTIVE)
                                INDIANA UNITED BANCORP

                                By:             /s/ ROBERT E. HOPTRY
                                     -----------------------------------------
                                        PRESIDENT AND CHAIRMAN OF THE BOARD
                                REGIONAL FEDERAL SAVINGS BANK

                                By:            /s/ EDWARD J. ZOELLER
                                     -----------------------------------------
                                                     (DIRECTOR)